Exhibit 12
WASHINGTON REAL ESTATE INVESTMENT TRUST
Computation of Ratios
(In thousands)
Earnings to fixed charges ratio:

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	2011	2010	2009	2008	2007
Income (loss) from continuing operations	$2,119	$4,431	$2,707	$(10,385)	$(1,128)	$992	$9,723	$(8,842)	$8,082
Additions:
Fixed charges:
Interest expense	16,893	16,865	16,508	16,207	66,473	67,229	72,694	72,687	63,950
Capitalized interest	83	81	236	338	738	857	1,352	2,347	6,672
	16,976	16,946	16,744	16,545	67,211	68,086	74,046	75,034	70,622
Deductions:
Capitalized interest	(83)	(81)	(236)	(338)	(738)	(857)	(1,352)	(2,347)	(6,672)
Net income attributable to noncontrolling interests	(23)	(34)	(28)	(409)	(494)	(133)	(203)	(211)	(217)
Adjusted earnings	$18,989	$21,262	$19,187	$5,413	$64,851	$68,088	$82,214	$63,634	$71,815
Fixed charges (from above)	$16,976	$16,946	$16,744	$16,545	$67,211	$68,086	$74,046	$75,034	$70,622
Ratio of earnings to fixed charges	1.12	1.25	1.14	(a)	(b)	1.00	1.11	(c)	1.02

(a) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $11,132 to achieve a ratio of 1:1.
(b) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $2,360 to achieve a ratio of 1:1.
(c) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $11,400 to achieve a ratio of 1:1.

Debt service coverage ratio:

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	2011	2010	2009	2008	2007
Net income attributable to the controlling interests	4,665	6,522	63,008	30,689	104,884	37,426	40,745	27,082	57,451
Additions:
Interest expense, including discontinued operations	17,126	17,097	16,739	15,985	66,947	68,979	75,001	75,041	66,336
Real estate depreciation and amortization, including discontinued operations	25,249	25,459	24,422	25,398	100,528	95,746	94,447	86,898	71,025
Income tax expense (benefit)	—	1,173	(27)	—	1,146	—	—	—	—
Real estate impairment, including discontinued operations	599	—	—	14,526	15,125	—	—	—	—
Non-real estate depreciation	268	248	243	242	1,001	1,102	1,192	1,175	878
	43,242	43,977	41,377	56,151	184,747	165,827	170,640	163,114	138,239
Deductions:
Gain on sale of real estate	—	—	(56,639)	(40,452)	(97,091)	(21,599)	(13,348)	(15,275)	(25,022)
Loss (gain) on extinguishment of debt	—	—	—	976	976	9,176	(5,336)	5,583	—
Gain from non-disposal activities	—	—	—	—	—	(7)	(73)	(17)	(1,303)
Adjusted EBITDA	47,907	50,499	47,746	47,364	193,516	190,823	192,628	180,487	169,365
Debt service:
Interest expense	17,126	17,097	16,739	15,985	66,947	68,979	75,001	75,041	66,336
Principal amortization	1,005	1,042	1,142	1,426	4,615	4,302	4,030	3,488	2,977
	18,131	18,139	17,881	17,411	71,562	73,281	79,031	78,529	69,313
Debt service coverage ratio	2.64	2.78	2.67	2.72	2.70	2.60	2.44	2.30	2.44